Exhibit 99.1 Press Release of March 7, 2007

LITFUNDING TO RECIEVE FINANCING UP TO $500,000

LAS VEGAS, NV --- March 7, 2007, LitFunding Corp. (OTCBB: LFDG) announced today that it has entered into a Letter Agreement with Rochester Capital Partners, LP., a Nevada limited partnership (“RCP”), whereby RCP will commit to approximately $500,000 in new funding commitments in exchange for the issuance of forty million shares of the Company’s common stock. A portion of the funds will be used to launch Easy Money Express, a wholly-owned subsidiary of LitFunding engaged in the pay day advance lending business.

“This transaction allows LitFunding to begin a new era for its shareholders because the funds can be used to launch Easy Money Express, our new business model that we believe will be extremely profitable and build real value for our shareholders,” stated Morton Reed, CEO of LitFunding.

Under the terms of the agreement, RCP will initially fund $250,000 to the Company and obtain commitments for additional funding of up to $180,000, within 30 to 60 days. Additionally, RCP will acquire 3 million shares from Dr. Reed and eliminate his $350,000 claim for back salary for an additional $65,000 to be paid directly to Reed. The Letter Agreement was accompanied by a $15,000 good faith deposit that will mostly be used to pay LitFunding’s auditors for the current year’s audited financial statements.

The Transaction was unanimously approved by the LitFunding’s directors at a meeting held on February 22, 2007, and is subject to the restructuring of about $1 Million in current liabilities, owed to three separate entities, to the satisfaction of RCP. The agreement calls for the terms of such restructuring to be set forth in a more definitive agreement that has to be signed on or before April 13, 2007. After the Transaction is finalized, RCP and its financing partner for this Transaction, Lehars Handels Ges., M.b.H., located in Graz, Austria, will each own roughly 30% or more of LitFunding’s common stock.

“Our partnership remains confident in the long-term strategy and growth potential of LitFunding’s new pay day advance loan business and believes the company is currently undervalued.”, stated Gary Rasmussen, General Partner of RCP. Mr. Rasmussen has served as a consultant to LitFunding’s management for the past 2 years and it is anticipated that he will maintain that relationship. The limited partners of RCP consist primarily of members of Mr. Rasmussen’s immediate family.

About LitFunding Corp.
LitFunding, until recently, has specialized in the funding of litigation, through its wholly owned subsidiary LitFunding USA. Fees are earned when any lawsuit it funds is settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed upon are repaid. Last year, LitFunding acquired Easy Money Express, a startup in the payday loan advance business, to provide an additional business model in the money lending business. Additionally, LitFunding acquired Global Universal through a merger with its subsidiary, Silver Dollar Productions. Global Universal's goal is to film back-to-back, low-budget films for Cable, Television and DVD releases. LitFunding plans to “spin-out” Global Universal in the near future by distributing Global Universal’s shares to LitFunding shareholders.

This press release does not constitute an offer of any securities for sale.
Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed merger and other transactions discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
     LitFunding Corp., Las Vegas
     Natalie Pokorny, 702-898-8388

 Source: LitFunding Corp.